As filed with the Securities and Exchange Commission on January 16, 2008

Registration No. 333-131888

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AMBAC FINANCIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	6351	13-3621676
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One State Street Plaza

New York, New York 10004

(212) 668-0340

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Anne Gill Kelly, Esq.

Managing Director, Secretary and Assistant General Counsel

Ambac Financial Group, Inc.

One State Street Plaza

New York, New York 10004

(212) 208-3355

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Matthew J. Mallow, Esq.

Richard B. Aftanas, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

(212) 735-3000

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this registration statement as determined by the registrant.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Unit(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)(3)	Amount of Registration Fee(4)
Senior Debt Securities(5)
Junior Subordinated Debt Securities(5)	—	—	—	—
Preferred Stock, $0.01 par value(5)	—	—	—	—
Depositary Shares(5)	—	—	—	—
Common Stock, $0.01 par value(5)	—	—	—	—
Warrants to purchase Debt Securities, Preferred Stock or Common Stock(5)	—	—	—	—
Stock Purchase Contracts(5)	—	—	—	—
Stock Purchase Units(5)	—	—	—	—
TOTAL

(1)	Not applicable pursuant to Form S-3 General Instruction II(E).
(2)	An indeterminate aggregate initial offering price or number of senior debt securities, junior subordinated debt securities, preferred stock, depositary shares, common stock, warrants to purchase debt securities, preferred stock or common stock, stock purchase contracts and stock purchase units of Ambac Financial Group, Inc. is being registered as may from time to time be issued at indeterminate prices. In accordance with Rule 429 under the Securities Act, the prospectus filed as part of this registration statement also relates to $100,000,000 aggregate initial offering price of securities previously registered under Registration Statement No. 333-104758 that have not yet been issued and sold.
(3)	Exclusive of accrued interest, distributions and dividends, if any.
(4)	In accordance with Rule 456(b) and Rule 457(r), the registrant is deferring payment of all of the registration fee, except for $8,090 that has been paid previously with respect to $100,000,000 aggregate public offering price of securities that already were registered pursuant to Registration Statement No. 333-104758 that have not yet been issued and sold. Pursuant to Rule 457(p) under the Securities Act, such unutilized filing fee may be applied to the filing fee payable pursuant to this registration statement.
(5)	Including such indeterminate principal amount of debt securities, preferred stock, common stock, warrants as may, from time, be issued at currently indeterminable prices and as may be issuable upon conversion, redemption, repurchase, exchange or exercise of any securities registered hereunder, including under any applicable anti-dilution provisions.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 of Ambac Financial Group, Inc. (File No. 333-131888), as amended by Post-Effective Amendment No. 1 thereto filed on February 6, 2007 (the “Original Registration Statement”) registers classes of securities in addition to those originally registered on the Original Registration Statement and covers the registration of common stock, preferred stock, depositary shares, senior debt securities, junior subordinated debt securities, warrants, stock purchase contracts and stock purchase units of Ambac Financial Group, Inc. This Post-Effective Amendment No. 2 contains a prospectus which updates the form of prospectus included in the Original Registration Statement by adding a description of such additional classes of securities and making certain changes related to the passage of time. Other than the changes described in the preceding sentence, no changes or additions are being made hereby to the prospectus included in the Original Registration Statement.

PROSPECTUS

Ambac Financial Group, Inc.

Ambac Financial Group, Inc. may sell from time to time

Common Stock

Preferred Stock

Depositary Shares

Senior Debt Securities

Junior Subordinated Debt Securities

Warrants

Stock Purchase Contracts

Stock Purchase Units

This prospectus describes some of the general terms that may apply to these securities. The specific terms of the common stock, preferred stock, depositary shares, senior debt securities, junior subordinated debt securities, warrants to purchase our capital stock or debt securities, stock purchase contracts and stock purchase units then being offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

We may offer and sell these securities through one or more underwriters, dealers and agents, underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. Our common stock is listed on the New York Stock Exchange under the trading symbol “ABK”. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 16, 2008.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.” Unless otherwise stated or the context otherwise requires, references in this prospectus to “Ambac”, “we”, “our” or “us” refer to Ambac Financial Group, Inc., and its direct and indirect subsidiaries.

AMBAC FINANCIAL GROUP, INC.

Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose subsidiaries provide financial guarantee products and other financial services to clients in both the public and private sectors around the world. Ambac was incorporated on April 29, 1991. Ambac’s activities are divided into two business segments: (i) Financial Guarantee and (ii) Financial Services. Ambac provides financial guarantees for public and structured finance obligations through its principal operating subsidiary, Ambac Assurance Corporation, or Ambac Assurance. Ambac Assurance is the successor to the founding financial guarantee insurance company, which wrote the first bond insurance policy in 1971. Through its financial services subsidiaries, Ambac provides financial and investment products including investment agreements, funding conduits, interest rate, currency and total return swaps, principally to its clients of the financial guarantee business.

Ambac Assurance has earned triple-A financial strength ratings, the highest ratings available from Moody’s Investors Service, Inc., or Moody’s, in 1987, Standard & Poor’s Ratings Services, or S&P, in 1979 and Fitch, Inc., or Fitch, in 1994. Ambac Assurance’s ratings have been periodically affirmed by each of these rating agencies. Moody’s rating was last reaffirmed in December 2007. S&P’s rating was last reaffirmed in December 2007; however, its outlook was changed from stable to negative. Fitch’s rating was changed from stable to rating watch negative in December 2007. These ratings are an essential part of Ambac Assurance’s ability to provide credit enhancement and any reduction in these ratings could have a material adverse affect on Ambac Assurance’s ability to compete in the financial guarantee business. See “Business—Rating Agencies” and “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference in this prospectus, for further information.

Ambac Assurance provides its financial guarantees for a variety of products, including:

•

public finance securities, which include bonds issued by state and local municipalities such as cities, counties, towns and villages, as well as water districts, sewer districts, higher educational institutions, hospitals, transportation authorities, housing authorities and other similar agencies;

•

securities issued in connection with privatizations of essential infrastructures by sovereign entities and sub-sovereigns where the insured debt is backed by payments made by private companies which own concessions to build, maintain and operate roads, hospitals, schools and other essential infrastructure;

•	mortgage-backed securities, which are bonds and notes where investors receive payments out of the interest and principal on the underlying mortgages that back the securities;

•

asset-backed securities, which are bonds and notes where investors receive payments out of cash flows from the underlying accounts receivable, loans, corporate debt or sovereign debt that back the securities; and

•

structured credit derivatives, which are privately negotiated contracts that provide an investor with credit protection against the occurrence of a specific event such as a payment default or bankruptcy relating to an underlying obligation.

Ambac Assurance and its subsidiary Ambac Assurance UK Limited, which serve the global capital markets, are primarily engaged in guaranteeing public finance securities, mortgage-backed securities, asset-backed securities and other structured finance obligations. Global capital markets include the U.S. financial markets and international markets such as the United Kingdom, Italian, Japanese and Australian financial markets.

Ambac Assurance seeks to minimize the risk inherent in its financial guarantee portfolio by maintaining a diverse portfolio which spreads its risk across a number of criteria, including issue size, type of obligation, geographic area and obligor, which is the entity responsible for making payments. In the case of default on a guaranteed obligation, payments under the financial guarantee policy generally may not be accelerated by the policyholder without Ambac Assurance’s consent. As of December 31, 2006 and September 30, 2007, Ambac Assurance’s net financial guarantee in force, after giving effect for reinsurance, was $802.7 billion and $892.0 billion, respectively.

Ambac Credit Products, LLC, a wholly owned subsidiary of Ambac Assurance, primarily provides credit protection in the global markets in the form of structured credit derivatives. Structured credit derivatives are privately negotiated contracts that require Ambac Credit to make payments upon the occurrence of certain defined credit events relating to an underlying obligation. Structured credit derivatives issued by Ambac Credit are guaranteed by Ambac Assurance. Ambac Credit generally enters into structured credit derivative contracts in which its exposure is to highly rated risks.

Ambac provides financial services and investment products principally to its financial guarantee clients which include municipalities and their authorities, school districts, health care organizations and asset-backed issuers.

Through its financial services subsidiaries, Ambac provides financial and investment products that include:

•	investment agreements, which are contracts between Ambac and a client that provide for the guaranteed return of principal invested and for the payment of interest at a guaranteed rate;

•	interest rate swaps, currency swaps and total return swaps; and

•	funding conduits, which are special purpose companies that help clients raise funds by issuing notes for the purpose of acquiring financial assets such as trade receivables.

We conduct our investment agreement business through our subsidiary, Ambac Capital Funding, Inc., or Ambac Capital. Ambac Capital provides investment agreements primarily to municipalities and their authorities, mortgage-backed security issuers, asset-backed security issuers and international issuers. The investment agreements written by Ambac Capital are guaranteed by Ambac Assurance. Investment agreements are primarily used by issuers to invest bond proceeds until the proceeds can be used for their intended purpose.

Ambac provides interest rate and currency swaps through its subsidiary, Ambac Financial Services, L.L.C. and total return swaps through its subsidiary Ambac Capital Services, L.L.C., primarily to states, municipalities and their authorities, issuers of asset-backed securities, investment banks and other entities in connection with their financings. The swaps provided by Ambac Financial Services and Ambac Capital Services are guaranteed by Ambac Assurance and provide a financing alternative that is intended to reduce an issuer’s overall borrowing costs and/or help manage their risk.

As a holding company, Ambac Financial Group, Inc. is largely dependent on dividends from Ambac Assurance to pay dividends on its capital stock, to pay principal of and interest on its indebtedness, to pay its operating expenses, to purchase its common stock in the open market and to make capital investments in its subsidiaries. Dividends from Ambac Assurance are subject to certain insurance regulatory restrictions.

Our principal executive offices are located at One State Street Plaza, New York, New York 10004 and our telephone number is (212) 668-0340.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and accompanying prospectus supplement may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent management’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside our control. You can identify these statements by the fact that they do not relate strictly to historical or current facts and relate to future plans or objectives and results.

Any or all of our forward-looking statements here or in other publications may turn out to be wrong and are based on current expectations and the current economic environment. Ambac’s actual results may vary materially, and there are no guarantees about the performance of our securities. Among factors that could cause actual results to differ materially are:

•	changes in the economic, credit or interest rate environment in the United States and abroad;

•	the level of activity within the national and worldwide debt markets;

•	competitive conditions and pricing levels;

•	legislative and regulatory developments;

•	changes in tax laws;

•	the policies and actions of the United States and other governments;

•	changes in capital requirement or other criteria of rating agencies;

•	changes in accounting principles or practices that may impact Ambac’s reported financial results;

•	the amount of reserves established for losses and loss expenses;

•	default of one or more of Ambac’s reinsurers;

•	market spreads and pricing on insured pooled debt obligations and other derivative products insured or issued by Ambac;

•	prepayment speeds on insured asset-backed securities and other factors that may influence the amount of installment premiums paid to Ambac; and

•	other risks and uncertainties that have not been identified at this time.

Ambac is not obligated to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved, except as required by law. You are advised, however, to consult any further disclosures we make on related subjects in our reports to the SEC.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the proceeds of any securities sold for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our ratio of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Nine Months Ended
	2006	2005	2004	2003	2002	September 30, 2007	September 30, 2006
Ratio of earnings to fixed charges	16.4x	18.3x	18.1x	16.0x	13.3x	1.4x	16.2x

We computed the ratio of earnings to fixed charges by dividing earnings before income taxes and extraordinary items plus fixed charges by the fixed charges. For the purpose of this ratio, fixed charges consist of interest expense incurred, capitalized interest, amortization of debt expense and one-third of rental payments under operating leases, an amount deemed representative of the appropriate interest factor. Since we did not have any preferred stock outstanding during the periods indicated above, our ratio of earnings to combined fixed charges and preference dividends for each relevant period will be the same as our ratio of earnings to fixed charges.

The decline in the ratio of earnings to fixed charges from September 30, 2006 to September 30, 2007 was primarily a result of the impact on earnings of net mark-to-market losses on credit and total return derivatives of $816.0 million during the 9-month period ended September 30, 2007 versus net mark-to-market gains of $16.4 million during the 9-month period ended September 30, 2006.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the capital stock (including common stock and preferred stock), depositary shares, debt securities (including senior debt securities and junior subordinated debt securities), warrants to purchase our capital stock or debt securities, stock purchase contracts and stock purchase units that we may sell. These summaries are not meant to be a complete description of each security. However, this prospectus, together with the applicable accompanying prospectus supplement, contain all the material terms of the securities being offered.

Description of Capital Stock

Our authorized capital stock consists of 350,000,000 shares of common stock, par value $0.01 per share, and 4,000,000 shares of preferred stock, par value $0.01 per share. No shares of preferred stock were issued or outstanding as of January 16, 2008.

Common Stock

Voting rights. Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by stockholders.

Dividends. The holders of common stock, after any preferences of holders of any preferred stock, are entitled to receive dividends as determined by the board of directors.

Liquidation and dissolution. If we liquidate or dissolve, the holders of the common stock will be entitled to share in our assets available for distribution to common stockholders in proportion to the amount of common stock they own. The amount available for common stockholders is calculated after payment of liabilities. Holders of any preferred stock will receive a preferential share of our assets before the holders of the common stock receive any assets.

Other rights. Holders of the common stock have no right to:

•	convert or exchange the stock into any other security;

•	have the stock redeemed; or

•	purchase additional stock or to maintain their proportionate ownership interest.

The common stock does not have cumulative voting rights. Holders of shares of our common stock are not required to make additional capital contributions.

Our common stock is listed and traded on the New York Stock Exchange under the symbol “ABK.”

Transfer Agent and Registrar

The Bank of New York Mellon is the transfer agent and registrar for the common stock.

Removal of Directors by Stockholders

Delaware law provides that members of a board of directors may be removed, with or without cause, by a majority of the outstanding shares entitled to vote on the election of the directors.

Stockholder Nomination of Directors

Our by-laws provide that a stockholder must notify us in writing of any stockholder nomination of a director at least sixty, but not more than ninety, days prior to the date of the meeting for the election of directors. Except that if we give less than seventy days notice or prior public disclosure of the date for the meeting, then notice by a stockholder is timely if received by us no later than the close of business on the tenth day after which such notice was mailed or such public disclosure was made.

10% Stockholder Provision

Our subsidiary, Ambac Assurance, is a Wisconsin corporation and subject to the insurance and regulatory laws of the State of Wisconsin. Under Wisconsin insurance holding company laws, any acquisition of control of Ambac requires the prior approval of the Office of the Commissioner of Insurance of the State of Wisconsin. As a result, section 4.5 of our amended and restated certificate of incorporation provides that no stockholder may cast votes with respect to 10% or more of our voting stock, regardless of the actual number of shares of voting stock beneficially held by the stockholder. In addition, any voting stock held by a stockholder in excess of 10% will not count in the calculation of or toward a quorum at any meeting of stockholders. These voting restrictions will not apply to any stockholder whose acquisition or ownership of 10% or more of our voting stock has been approved by the Office of the Commissioner of Insurance of the State of Wisconsin.

Delaware Business Combination Statute

Section 203 of the Delaware General Corporation Law (“DGCL”) is applicable to us. Section 203 of the DGCL restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation’s outstanding voting stock. Section 203 refers to a 15% stockholder as an “interested stockholder.” Section 203 restricts these transactions for a period of three years from the date the stockholder acquired 15% or more of our outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, Section 203 prohibits significant business transactions such as:

•	a merger with, disposition of significant assets to, or receipt of disproportionate financial benefits by, the 15% stockholder, or

•	any other transaction that would increase the 15% stockholder’s proportionate ownership of any class or series of our capital stock.

The shares held by the 15% stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.

The prohibition against these transactions does not apply if:

•

prior to the time that any stockholder became a 15% stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of our outstanding voting stock, or

•

the 15% stockholder owns at least 85% of the outstanding voting stock of the corporation as a result of the transaction in which such stockholder acquired 15% or more of our outstanding voting stock. Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

Preferred Stock

General. We are authorized to issue 4,000,000 shares of preferred stock. No shares of preferred stock are currently issued or outstanding. Our board of directors may, without stockholder approval, issue shares of preferred stock. The board can issue more than one series of preferred stock. The board has the right to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to the preferred stock it decides to issue.

Voting rights. The DGCL provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock.

Conversion or exchange. The prospectus supplement will describe the terms, if any, on which the preferred stock may be convertible into or exchangeable for our debt securities, common stock, warrants or other preferred stock. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of our shares of common stock or other securities to be received by the holders of preferred stock to be adjusted.

Description of Depositary Shares

General

We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. In that event, we will issue receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000.

Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following description of the material terms of the deposit agreement, the depositary shares and the depositary receipts is only a summary, and you should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares for more complete information.

Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Withdrawal of Underlying Preferred Stock

Unless we say otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

Redemption of Depositary Shares

If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of underlying stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying stock. Whenever we redeem shares of underlying stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately or by other equitable method, as may be determined by the depositary.

Voting

Upon receipt of notice of any meeting at which the holders of the underlying stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the underlying stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying stock represented by that holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all reasonable actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying shares to the extent it does not receive specific instructions with respect to the depositary shares representing the preferred stock.

Conversion or Exchange of Preferred Stock

If the deposited preferred stock is convertible into or exchangeable for other securities, the following will apply. The depositary shares, as such, will not be convertible into or exchangeable for such other securities. Rather, any holder of the depositary shares may surrender the related depositary receipts, together with any amounts payable by the holder in connection with the conversion or the exchange, to the depositary with written instructions to cause conversion or exchange of the preferred stock represented by the depositary shares into or for such other securities. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us upon not less than 60 days’ notice whereupon the depositary shall deliver or make available to each holder of depositary shares, upon surrender of the depositary receipts held by such holder, the number of whole or fractional shares of preferred stock represented by such receipts. The deposit agreement will automatically terminate if (a) all outstanding depositary shares have been redeemed or converted into or exchanged for any other securities into or for which the underlying preferred stock are convertible or exchangeable or (b) there has been a final distribution of the underlying stock in connection with our liquidation, dissolution or winding up and the underlying stock has been distributed to the holders of depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with its duties in accordance with the deposit agreement. Holders of depositary receipts will pay transfer and other taxes and governmental and other charges, including a fee for any permitted withdrawal of shares of underlying stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Reports

The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying stock.

Limitation on Liability

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

In the event the depositary receives conflicting claims, requests or instructions from any holders of depositary shares, on the one hand, and us, on the other, the depositary will act on our claims, requests or instructions.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Description of Debt Securities

The debt securities covered by this prospectus will be our direct unsecured obligations. The debt securities will be either senior debt securities that rank on an equal basis with all our other unsecured and unsubordinated debt, or they will be junior subordinated debt securities that will rank junior to all of our senior unsecured debt including any senior subordinated debt.

The following description briefly sets forth certain general terms and provisions of the debt securities. The prospectus supplement for a particular series of debt securities will describe the particular terms of the debt securities we offer and the extent to which these general provisions may apply to that particular series of debt securities.

Our senior debt securities have been or will be issued under a senior debt indenture, dated as of February 15, 2006, by and among us and Bank of New York Mellon, as trustee, as supplemented by an officers’ certificate issued pursuant thereto or a supplemental indenture entered into by us and the trustee pursuant thereto. Our junior subordinated debt securities have been or will be issued under a junior subordinated debt indenture, dated as of February 12, 2007, as supplemented by an officers’ certificate issued pursuant thereto or a supplemental indenture entered into by us and the trustee pursuant thereto. Forms of the senior debt indenture and the junior subordinated debt indenture have been filed with the SEC and are incorporated by reference as Exhibits 4.1 and 4.4, respectively, to the registration statement on Form S-3 under the Securities Act of 1933, of which this prospectus forms a part. The senior debt indenture and the junior subordinated debt indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.”

We have summarized all material provisions of the indentures below. You should read the indentures for further information. If we make no distinction in the following summaries between the senior debt securities and the junior subordinated debt securities or between the indentures, such summaries refer to any debt securities and either indenture.

General

The indentures allow us to issue either senior or junior subordinated debt securities from time to time under the applicable indenture without limitation as to amount. We may issue the debt securities in one or more series with the same or different terms.

Because we are a holding company, our rights and the rights of our creditors, including the holders of debt securities, to participate in the assets of any subsidiary upon its liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourself be a creditor with recognized claims against the subsidiary.

We may sell debt securities at a substantial discount below their stated principal amount that bear no interest or below market rates of interest. The applicable prospectus supplement will describe the material federal income tax consequences and special investment considerations applicable to any such series of debt securities.

Provisions Generally Applicable to Both Senior and Junior Subordinated Debt Securities

Unless otherwise indicated, the following terms apply to both the senior debt securities and the junior subordinated debt securities and to both of the indentures.

Terms Specified in the Prospectus Supplement

A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering.

With respect to either indenture, the prospectus supplement will include some or all of the following for a particular series of debt securities:

•	the title of debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the per annum interest rate or rates, if any, on the series and the date or dates from which any such interest will accrue;

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whether the amount of payments of principal of and premium, if any, or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

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the dates or dates, or the method by which such date or dates will be determined or, in the case of the junior subordinated indenture, extended, on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•	the place or places where the principal of and premium, if any, and interest on the debt securities will be payable;

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if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

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our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than $1,000 and integral multiples of $1,000;

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the portion or methods of determining the portion of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default, as described below, if other than the full principal amount;

•	the currency, currencies or currency unit in which we will pay the principal of and premium, if any or interest, if any, on the debt securities, if not United States dollars;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

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any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable indenture;

•	the application, if any, of the terms of the applicable indenture relating to defeasance and covenant defeasance, which terms are described below, to the debt securities;

•	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•	the depositary for global or certificated debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

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whether and under what circumstances we may from time to time, without the consent of holders of debt securities, issue additional debt securities, having the same ranking and the same interest rate, maturity and other terms as the debt securities being offered, except for the issue price and issue date and, in some cases, the first interest payment date, whereby such additional securities will, together with the then outstanding debt securities, constitute a single class of debt securities under the applicable indenture, and will vote together on matters under the applicable indenture; and

•	any other terms of the debt securities consistent with the provisions of the applicable indenture.

With respect to the junior subordinated indenture, the prospectus supplement may also include some or all of the following for a particular series of debt securities:

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our right, if any, and/or obligation, if any, at any time and/or from time to time, during the term of the junior subordinated debt securities of any series, to defer payments of interest on the junior subordinated debt securities of such series and the terms and conditions of such right and/or obligation, if applicable; and

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our right, if any, and/or obligation, if any, to satisfy our obligation to pay interest then outstanding on and/or principal of the junior subordinated debt securities of a series by selling our common stock, warrants on common stock, securities mandatorily convertible into common stock or non-cumulative perpetual preferred stock or other qualifying securities specified in connection with establishment of the junior subordinated debt securities of such series to third parties that are not our subsidiaries (i.e., a “share settlement mechanism”), the proceeds of which shall be paid to the holders of the junior subordinated debt securities, in satisfaction of interest or principal, as applicable, then due on such junior subordinated debt securities and the terms and conditions of such right and/or obligation, if applicable.

Consolidation, Merger, Sale of Assets and Other Transactions

Under each of the indentures, so long as any debt securities are outstanding, we may not consolidate or merge with another corporation or convey, transfer or lease its properties or assets as an entirety or substantially as an entirety to another person, unless:

•	the successor or purchaser is a corporation organized under the laws of the United States, any state within the United States or the District of Columbia;

•	the successor or purchaser expressly assumes our obligations under the applicable indenture and the applicable debt securities; and

•	immediately after the transaction, no Event of Default, and no event which, if notice was given and/or a certain period of time passed, would become an Event of Default, shall exist.

Except as described above, neither of the indentures nor the applicable debt securities contain change of control or similar provisions intended to protect you by requiring us to repurchase or redeem the debt securities if we become involved in a merger or other significant corporate event. In addition, except as described above, no indenture provisions prohibit us from entering into a merger or a significant corporate event.

Events of Default

Unless we tell you otherwise in an accompanying prospectus supplement, the following shall constitute “Events of Default” under each of the indentures with respect to each series of the applicable debt securities:

•	our failure for 30 days to pay any interest on any debt security of such series when due;

•	our failure to pay principal or premium, if any, on any debt security of such series at maturity;

•	our failure to pay any sinking fund installment on any debt security of such series when due;

•	our failure to perform any of our covenants with respect to such debt securities for 60 days after we receive notice of such failure;

•	certain events of bankruptcy, insolvency or reorganization of Ambac, Ambac Assurance or any successor to the business of Ambac Assurance which is also a subsidiary of Ambac; and

•	any other event of default established for the debt securities of such series.

We are required to file with the trustee each year a written statement as to our compliance with certain of our obligations under each of the indentures.

Remedies

Under each of the indentures, if an Event of Default resulting from the failure to pay interest or principal or premium, if any, on the debt securities of any series exists, either the trustee or the holders of 25% in aggregate principal amount of outstanding debt securities of such series may declare the principal of all the outstanding debt securities of that series and all accrued interest on the applicable debt securities immediately due.

If one of the other Events of Default exists, either the trustee or the holders of 25% in aggregate principal amount of the outstanding debt securities of all existing series, voting together as one class, may declare the principal of all the outstanding debt securities of all series and all accrued interest on the applicable debt securities immediately due.

Under certain conditions, these declarations may be annulled and defaults which have been cured may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series, voting separately, or of all series of the applicable debt securities, voting together as one class, whichever was required to make the declaration in the first place.

Before the principal of the debt securities of any series is declared immediately due as described above, the holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series, voting separately, or of all series, voting together as one class, depending on the nature of the Event of Default, may waive any Event of Default other than an Event of Default:

•	resulting from a failure to pay principal of and premium, if any, or interest on any of the debt securities or

•	in respect of a provision of the applicable indenture which cannot be modified without the consent of the holder of each debt security affected by the modification.

If an Event of Default occurs, the holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series, voting separately, or of all series of the applicable debt securities, voting together as one class, depending on the nature of the proceeding, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. However, unless the applicable indenture requires otherwise, the trustee is not under any obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of holders of applicable debt securities unless such holders offer indemnity reasonably satisfactory to the trustee.

Defeasance and Covenant Defeasance

We may, at our option, irrevocably deposit with the trustee money and/or United States government obligations in an amount that would be sufficient to pay the principal of and premium, if any, and interest on the debt securities of a series when each payment becomes due. If we do so, we may then elect to take advantage of the concept of defeasance, which allows us to be discharged from our obligations on the debt securities of such series, other than certain continuing obligations specified in each indenture relating to:

•	the transfer of debt securities;

•	the replacement of temporary or mutilated, lost or stolen debt securities; and

•	the place we maintain for payments of the debt securities.

Alternately, we may elect to take advantage of the concept of covenant defeasance, which allows us to be discharged from our obligations with respect to the debt securities of such series under certain covenants.

Notwithstanding the deposit of funds and/or United States government obligations described above, in order to effect defeasance or covenant defeasance, each indenture requires us to deliver to the trustee an opinion of counsel that the contemplated defeasance or covenant defeasance will not cause the holders of debt securities of the relevant series to recognize income, gain or loss for federal income tax purposes.

Modification and Waiver

Under each of the indentures, Ambac and the trustee may modify the applicable indenture or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of all affected series, voting together as one class. However, no modification may, without the consent of the holder of each outstanding debt security affected by the modification, among other things:

•	a change in the stated maturity of the principal of, or any installment of interest, if any, on any debt securities;

•	reduce the principal of or any premium on any debt securities or reduce the rate of interest on any debt security;

•	reduce the amount of principal of any original issue discount securities that would be due and payable upon an acceleration of the maturity of the debt security;

•	adversely affect any right of repayment at the option of any holder;

•	change any currency in which the principal of, premium on or interest on any debt securities are payable;

•	impair the holder’s right to institute suit to enforce the payment of any debt securities on or after their stated maturity or, in the case of redemption, on or after the redemption date; or

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reduce the percentage of debt securities of any series issued whose holders must consent to, or modify any provisions of the applicable indenture relating to, any supplemental indenture or any waiver of compliance with specific provisions of the indenture or specified defaults under the indenture and their consequences, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waive without the consent of holders affected thereby.

Each of the indentures also contain provisions permitting us and the trustee, without the consent of the holders of any debt securities issued thereunder, to modify or amend the indenture, among other things:

•	to evidence the succession of another corporation to us and the assumption of our covenants contained in the applicable indenture and the debt securities;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us;
•	to add any additional events of default with respect to all or any series of debt securities;

•	to add to or change any provisions of the indenture to facilitate the issuance of bearer securities;

•	to add, change or eliminate any of the provisions of this indenture with respect to all or any series of debt securities;

•	to secure the debt securities in accordance with the indenture;

•	to establish the form or terms of debt securities of any series permitted under the indenture;

•	to allow for the issuance of additional debt securities of any series;

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to evidence and provide for the acceptance of appointment by a successor trustee and to add or change any provisions of the indenture as shall be necessary to facilitate the administration of the trusts under the indenture;

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to cure any ambiguity or correct or supplement any provision in the indenture which may be inconsistent with other provisions in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture which will not adversely affect the interests in any material respect of the holders of the debt securities of any series then outstanding; or

•	to make any changes to the indenture in order to conform the indenture to the final prospectus provided to investors in connection with the initial offering of the debt securities.

In addition, under the junior subordinated indenture, the following modifications and amendments will not be effective against any holder without its consent:

•	a change in the manner of calculating payments due on the junior subordinated debt securities of any series in a manner adverse to holders of such junior subordinated debt securities;

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a change in the place of payment for any payment on the junior subordinated debt securities of any series that is adverse to holders of such junior subordinated debt securities or a change in the currency in which any payment on such junior subordinated debt securities is payable; and

•	a change in the subordination of the junior subordinated debt securities of any series in a manner adverse to holders of such junior subordinated debt securities.

Each of the indentures permits the holders of a majority in aggregate principal amount of the outstanding debt securities of all series, voting together as one class, to waive our compliance with certain covenants contained in the applicable indenture.

Payment and Paying Agents

We will make payment of principal of and premium, if any, and interest on debt securities at the place we designate. We may, at our option, make payments of interest by check mailed to the address of the person entitled to receive such interest payment according to the register for the debt securities or by transfer to an account of such person. Interest payments will be made to the person in whose name a debt security is registered as of a certain number of days prior to the relevant payment date. Although we may designate additional paying agents or remove paying agents, we will at all times maintain a paying agent in each place we designate for payment.

If the debt securities are represented by global certificates, payments will be made to The Depository Trust Company.

Denominations, Registrations and Transfer

Unless we tell you otherwise in an accompanying prospectus supplement, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company. In such case, each owner’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

Beneficial interests in a global security may only be exchanged for certificated securities registered in the particular owner’s name if:

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DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Securities Exchange Act of 1934, as amended, and no successor depositary has been appointed for 90 days;

•	we determine, in our sole discretion, that the global security shall be exchangeable; or

•	an Event of Default has occurred and is continuing.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by Ambac under the applicable indenture. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

Each of the indentures and the applicable debt securities will be governed by the laws of New York.

Our Relationship with the Trustee

The Trust Indenture Act of 1939 contains limitations on the rights of a trustee, should it become a creditor of Ambac, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of those claims, as security or otherwise. Bank of New York Mellon, as trustee, is permitted to engage in other transactions with Ambac and its subsidiaries from time to time, provided that if Bank of New York Mellon acquires any conflicting interest it must eliminate the conflict upon the occurrence of an event of default under the relevant indenture, or else resign.

The trustee under the indentures, Bank of New York Mellon, occasionally acts as trustee in connection with obligations insured by Ambac and its subsidiaries. Bank of New York Mellon is also acting as a trustee in connection with certain debt obligations that were previously issued by us and as a creditor under the $400 million revolving credit facility entered into by Ambac and its subsidiary Ambac Assurance Corporation. In addition, we have various business dealings with affiliates of the trustee.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our preferred stock, common stock, warrants or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of our shares of common stock, shares of preferred stock, warrants or other debt securities to be received by the holders of such series of debt securities to be adjusted.

Provisions Applicable Solely to Senior Debt Securities

Unless we tell you otherwise in an accompanying prospectus supplement, the following restrictive covenants shall apply with respect to each series of our senior debt securities:

Limitation on Liens. So long as any senior debt securities are outstanding, neither Ambac nor any of its subsidiaries will create, incur or guarantee any debt which is secured by any mortgage, pledge, lien, security interest or other encumbrance on any capital stock of Ambac Assurance, any successor to the business of Ambac Assurance which is also a subsidiary of Ambac or any corporation, other than Ambac, having direct or indirect control of Ambac Assurance or any such successor. However, this restriction will not apply if the senior debt securities then outstanding are secured at least equally and ratably with the otherwise prohibited secured debt so long as it is outstanding.

Limitations on Dispositions of Stock of Certain Subsidiaries. So long as any debt securities are outstanding and subject to the provisions of the senior indenture regarding mergers, consolidations and sales of assets, neither Ambac nor any of its subsidiaries will sell or otherwise dispose of any shares of capital stock of Ambac Assurance, any successor to the business of Ambac Assurance which is also a subsidiary of Ambac or any corporation, other than Ambac, having direct or indirect control of Ambac Assurance or any such successor, except for:

•	a sale or other disposition of any of such stock to a wholly-owned subsidiary of Ambac or of such subsidiary;

•	a sale or other disposition of all of such stock for at least fair value, as determined by Ambac’s board of directors acting in good faith, or

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a sale or other disposition of any of such stock for at least fair value, as determined by Ambac’s board of directors acting in good faith, if, after such transaction, Ambac and its subsidiaries would own more than 80% of the issued and outstanding voting stock of Ambac Assurance or any such successor.

Provisions Applicable Solely to Junior Subordinated Debt Securities

General

Our junior subordinated debt securities will be issued under the junior subordinated indenture. Holders of junior subordinated debt securities should recognize that contractual provisions in the junior subordinated debt indenture may prohibit us from making payments on these securities. The junior subordinated debt securities will rank on an equal basis with certain of our other junior subordinated debt that may be outstanding from time to time and will rank junior to all of our senior indebtedness, as defined below, including any senior debt securities that may be outstanding from time to time.

If we issue junior subordinated debt securities, the aggregate principal amount of senior indebtedness outstanding as of a recent date will be set forth in the applicable prospectus supplement. Neither the senior nor the junior subordinated debt indenture restricts the amount of senior indebtedness that we may incur.

Subordination

The payment of the principal of, and premium, if any, and interest on the junior subordinated debt securities is expressly subordinated, to the extent and in the manner set forth in the junior subordinated indenture, in right of payment to the prior payment in full of all of our senior indebtedness.

Subject to the qualifications described below, the term “senior indebtedness” is defined in the junior subordinated indenture to include principal of, and interest and premium (if any) on, the following:

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all indebtedness of Ambac (other than indebtedness issued pursuant to the junior subordinated indenture), whether outstanding on the date of the issuance of the junior subordinated debt securities of any series or thereafter created, incurred or assumed, which is for money borrowed, or which is evidenced by a note, bond, indenture or similar instrument;

•	all obligations of Ambac under leases required or permitted to be capitalized under generally accepted accounting principles;

•	all of Ambac’s reimbursement obligations with respect to any letter of credit, banker’s acceptance, security purchase facility or similar credit transactions;

•	all obligations of the types referred to in the preceding bullet points of another person, the payment of which Ambac is responsible or liable as guarantor or otherwise;

•	any agreements or obligations to pay deferred purchase price or conditional sales agreements other than in the ordinary course of business;

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all obligations of the types referred to in the preceding bullet points of another person secured by any lien on any property or assets of Ambac (whether or not that obligation has been assumed by Ambac); and

•	amendments, modifications, renewals, extensions, deferrals and refundings of any of the above types of indebtedness.

The junior subordinated debt securities will rank senior to all of our equity securities, including any preferred stock we may issue in the future.

The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness. Notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include (1) indebtedness incurred for the purchase of goods, materials or property, or for services obtained in the ordinary course of business or for other liabilities arising in the ordinary course of business and (2) any indebtedness which by its terms is expressly made equal in rank and payment with or subordinated to the junior subordinated debt securities of any series.

The junior subordinated indenture provides that, unless all principal of, and any premium or interest on, the senior indebtedness has been paid in full, or provision has been made to make these payments in full, no payment or other distribution may be made with respect to the junior subordinated indebtedness in the following circumstances.

•	any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Ambac, its creditors or its property;

•	any proceeding for the liquidation, dissolution or other winding-up of Ambac, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

•	any assignment by Ambac for the benefit of creditors;

•	any other marshaling of the assets of Ambac;

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a default in the payment of principal, premium, if any, sinking fund or interest with respect to any of our senior indebtedness, whether at maturity or at a date fixed for prepayment or declaration or otherwise; or

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an event of default occurs with respect to any senior indebtedness permitting the holders to accelerate the maturity and written notice of such event of default, requesting that payments on the junior subordinated debt securities cease, is given to Ambac by the holders of senior indebtedness unless and until such default in payment or event of default has been cured or waived or ceases to exist.

A merger, consolidation or conveyance of all or substantially all of our assets on the terms and conditions provided in the junior subordinated indenture will not be deemed a liquidation, dissolution or winding-up for the purposes of these subordination provisions.

Notwithstanding the foregoing subordination provisions, we may make payments or distributions on the junior subordinated debt securities of any series so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

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payment on those securities is subordinate to outstanding senior debt and any securities issued with respect to senior debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of such junior subordinated debt securities.

If the holders of junior subordinated securities receive any payment or distribution of our assets not permitted by the subordination provisions, the holders of junior subordinated debt securities will have to repay that amount to the holders of the senior debt securities or to the trustee.

Subrogation

After the payment in full of all senior indebtedness, the holders of the junior subordinated debt securities will be subrogated to the rights of the holders of senior indebtedness to receive payments or distributions of our assets or securities applicable to the senior indebtedness until the junior subordinated debt securities are paid in full. Under these subrogation provisions, no payments or distributions to the holders of senior indebtedness which otherwise would have been payable or distributable to holders of the junior subordinated debt securities will be deemed to be a payment by us to holders of or on the account of the senior indebtedness. These provisions of the junior subordinated indenture are intended solely for the purpose of defining the relative rights of the holders of the junior subordinated debt securities and the holders of the senior debt securities. Nothing contained in the junior subordinated indenture is intended to impair our absolute obligation to pay the principal of and premium and interest on the junior subordinated debt securities in accordance with their terms or to affect the relative rights of the holders of the junior subordinated debt securities and our creditors other than the holders of the senior indebtedness. These subrogation provisions of the junior subordinated indenture will not prevent the holder of any junior subordinated debt security from exercising all remedies otherwise permitted by applicable law upon default of that security, subject to the rights of subordination described above.

Description of Warrants

We may issue warrants to purchase our debt securities, preferred stock or common stock. Each warrant will entitle the holder of warrants to purchase for cash the amount of debt securities, preferred stock or common stock at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

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the designation and terms of our debt securities, preferred stock or common stock, if any, with which the warrants are to be issued and the number of warrants issued with each such debt security, preferred stock or common stock;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable, if applicable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Description of Stock Purchase Contracts and Stock Purchase Units

The following is a general description of the terms of the stock purchase contracts and stock purchase units we may issue from time to time.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will be qualified in its entirety by reference to (1) the stock purchase contracts, (2) the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and (3) if applicable, the prepaid stock purchase contracts and the document pursuant to which such prepaid stock purchase contracts will be issued.

Stock Purchase Contracts

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a fixed or varying number of common stock, preferred stock or depositary shares at a future date or dates. The consideration per share of common stock, preferred stock or depositary shares may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

Stock Purchase Units

The stock purchase contracts may be issued separately or as a part of units (“stock purchase units”), consisting of a stock purchase contract and debt securities, preferred securities or debt or equity obligations of third parties, including U.S. Treasury securities, in each case securing holders’ obligations to purchase common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract. Any one or more of the above securities, common stock or the stock purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent as substitute collateral U.S. Treasury securities with a principal amount at maturity equal to the collateral so released or the maximum number of shares deliverable by such holders under stock purchase contracts requiring the holders to sell common stock, preferred stock or depositary shares to us.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including Ambac. These reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005 or on our internet site at www.ambac.com. Information on our website is not incorporated into this prospectus or our other SEC filings and is not a part of this prospectus or those filings.

This prospectus is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC as indicated above, or from us.

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (filed on March 1, 2007);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 (filed on May 10, 2007), June 30, 2007 (filed on August 9, 2007) and September 30, 2007 (filed on November 9, 2007);

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Current Reports on Form 8-K filed on January 31, 2007, February 2, 2007, February 12, 2007, April 25, 2007, July 25, 2007, August 3, 2007, October 11, 2007, October 24, 2007, October 30, 2007, November 7, 2007, November 13, 2007, December 14, 2007 (two Current Reports on Form 8-K); December 21, 2007; December 27, 2007 and January 16, 2008, in each case excluding any portions of such Current Reports on Form 8-K which are specifically or deemed to be furnished to the SEC;

•

portions of our Definitive Proxy Statement on Schedule 14A filed on March 30, 2006 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006; and

•	Registration Statements on Form 8-A dated June 12, 1991 and February 28, 1996.

We incorporate by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, with the exception of any documents deemed not to be filed and any documents filed pursuant to Item 402(a)(8) of Regulation S-K under the Securities Act.

We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference in this prospectus, other than exhibits which are specifically incorporated by reference into those documents. Requests should be directed to Peter R. Poillon, Managing Director, Investor Relations, Ambac Financial Group, Inc., One State Street Plaza, New York, New York 10004 (telephone number (212) 208-3333 or at ppoillon@ambac.com).

LEGAL OPINIONS

Anne Gill Kelly, Esq., Managing Director, Corporate Secretary and Assistant General Counsel of Ambac, One State Street Plaza, New York, New York 10004, and/or Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York 10036 will act as our legal counsel. Anne Gill Kelly, Esq. will pass upon the legality of the securities registered hereby. Anne Gill Kelly, Esq. beneficially owns, or has the right to acquire under Ambac’s employee benefit plans, an aggregate of less than 1% of Ambac’s common stock.

EXPERTS

Ambac’s consolidated financial statements and related financial statement schedules as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference in this prospectus (and the registration statement of which it forms a part) in reliance upon the reports of KPMG LLP, independent registered public accounting firm, thereon, which reports are also incorporated by reference in this prospectus (and the registration statement of which it forms a part), and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP on such consolidated financial statements and related financial statement schedules refers to changes in Ambac’s method of accounting for variable interest entities and stock-based compensation in 2006.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The expenses relating to the registration of the securities will be borne by the registrant. Such expenses are estimated to be as follows:

Securities and Exchange Commission Registration Fee	*
Transfer Agents and Trustees’ Fees and Expenses	$70,000
Printing and Engraving Fees and Expenses	125,000
Accounting Fees and Expenses	100,000
Legal Fees	300,000
Rating Agency Fees	100,000
Stock Exchange Listing Fees	25,000
Miscellaneous	100,000

Total	$820,000

*	Deferred in reliance on Rule 456(b) and 457(r).

Item 15.	Indemnification of Directors and Officers.

As authorized by Section 145 of the General Corporation Law of the State of Delaware, each director and officer of Ambac may be indemnified by Ambac against expenses (including attorney’s fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of Ambac if he acted in good faith and in manner that he reasonably believed to be in or not opposed to the best interests of Ambac and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. In addition, Article VII of the amended and restated certificate of incorporation of Ambac and Article IX of its by-laws authorize Ambac to indemnify any person entitled to be indemnified under law. If the legal proceeding, however, is by or in the right of Ambac, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to Ambac unless a court determines otherwise.

In addition, Ambac maintains a directors’ and officers’ liability insurance policy.

Article VI of the amended and restated certificate of incorporation of Ambac provides that, to the fullest extent permitted by law, no director of Ambac will be personally liable for monetary damages to Ambac or its stockholders for any breach of fiduciary duty as a director.

Item 16.	List of Exhibits.

The exhibits to this registration statement are listed in the Exhibit Index beginning on page II-5.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on January 16, 2008

AMBAC FINANCIAL GROUP, INC.

By	/S/ SEAN T. LEONARD
Name:	Sean T. Leonard
Title:	Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Michael A. Callen	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)	January 16, 2008

/S/ SEAN T. LEONARD Sean T. Leonard	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 16, 2008

* Philip N. Duff	Director	January 16, 2008

* Jill M. Considine	Director	January 16, 2008

* Thomas C. Theobald	Director	January 16, 2008

* Laura S. Unger	Director	January 16, 2008

* Henry Wallace	Director	January 16, 2008

*	Sean T. Leonard, by signing his name hereto, does hereby sign this Registration Statement on behalf of the directors of the registrant above whose name asterisks appear, pursuant to powers of attorney duly executed by such directors and filed with the SEC.

By:	/S/ SEAN T. LEONARD Sean T. Leonard Attorney-in-fact	Date: January 16, 2008

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

1.1	Form of Underwriting Agreement for Senior Debt Securities.*

1.2	Form of Underwriting Agreement for Junior Subordinated Debt Securities.*

1.3	Form of Underwriting Agreement for Preferred Stock.*

1.4	Form of Underwriting Agreement for Depositary Shares.*

1.5	Form of Underwriting Agreement for Common Stock.*

1.6	Form of Underwriting Agreement for Warrants.*

1.7	Form of Underwriting Agreement for Stock Purchase Contracts and Stock Purchase Units.*

4.1	Indenture, dated as of February 15, 2006, between the Company and The Bank of New York as Trustee (filed as Exhibit 4. 1 to the Registrant’s Registration Statement on Form S-3 (File No. 333-131888), filed with the Commission on February 16, 2006).

4.2	Form of Supplemental Indenture or Officers’ Certificate with respect to each series of Senior Debt Securities.*

4.3	Form of Note with respect to each series of Senior Debt Securities.*

4.4	Junior Subordinated Indenture, dated as of February 12, 2007, between the Company and The Bank of New York as Trustee (filed as Exhibit 4.11 to the Registrant’s Current Report on Form 8-K filed on February 12, 2007).

4.5	First Supplemental Indenture, dated as of February 12, 2007, between the Company and The Bank of New York as Trustee (filed as Exhibit 4.12 to the Registrant’s Current Report on Form 8-K filed on February 12, 2007).

4.6	Form of Directly Issued Subordinated Capital Securities (filed as Exhibit 4.13 to the Registrant’s Current Report on Form 8-K filed on February 12, 2007).

4.7	Replacement Capital Covenant by the Registrant in favor of and for the benefit of each Covered Debtholder (as defined therein)(filed as Exhibit 4.14 to the Registrant’s Current Report on Form 8-K filed on February 12, 2007).

4.8	Form of Supplemental Indenture or Officers’ Certificate with respect to each series of Junior Subordinated Debt Securities.*

4.9	Form of Note with respect to each series of Junior Subordinated Debt Securities.*

4.10	Form of Certificate of Designation with respect to each series of Preferred Stock.*

4.11	Form of Certificate with respect to each series of Preferred Stock.*

4.12	Form of Deposit Agreement with respect to Depositary Shares (including Form of Depositary Receipt).*

4.13	Amended and Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of the State of Delaware on July 11, 1997 (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1997).

4.14	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of the State of Delaware on May 13, 1998 (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).

Exhibit No.	Description of Exhibits

4.15	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of the State of Delaware on May 28, 2004 (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

4.16	By-laws of the Registrant, as amended through May 8, 2007 (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007).

4.17	Form of Warrant Agreement (including Form of Certificate for Warrant).*

4.18	Form of Stock Purchase Contract (including Form of Certificate for Stock Purchase Contract).*

4.19	Form of Pledge Agreement related to Stock Purchase Contract.*

4.20	Form of Stock Purchase Unit Agreement (including Form of Certificate for Stock Units).*

5.1	Opinion of Anne Gill Kelly, Esq., dated as of February 16, 2006, with respect to the legality of the Senior Debt Securities, Preferred Stock, Common Stock and Warrants registered hereby (previously filed as Exhibit 5.1 to the Registrant’s Registration Statement on Form S-3 (File No. 333-131888), filed with the Commission on February 16, 2006).

5.2	Opinion of Anne Gill Kelly, Esq., dated as of February 6, 2007, with respect to the legality of the Junior Subordinated Debt Securities registered hereby (previously filed as Exhibit 5.2 to the Registrant’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-131888), filed with the Commission on February 6, 2007).

5.3	Opinion of Anne Gill Kelly, Esq. with respect to the legality of the Depositary Shares, Stock Purchase Contracts and Stock Purchase Units registered hereby (filed herewith).

12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges (filed herewith).

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Anne Gill Kelly, Esq. (included in Exhibits 5.1, 5.2 and 5.3).

24.1	Power of Attorney of certain officers and directors of the Company (previously filed as Exhibit 24.1 to the Registrant’s Registration Statement on Form S-3 (File No. 333-131888), filed with the Commission on February 16, 2006).

25.1	Statement of Eligibility on Form T-1 of The Bank of New York, Trustee under the indenture related to the senior debt securities (previously filed as Exhibit 25.1 to the Registrant’s Registration Statement on Form S-3 (File No. 333-131888), filed with the Commission on February 16, 2006).

25.2	Statement of Eligibility on Form T-1 of The Bank of New York under the indenture related to the junior subordinated debt securities (previously filed as Exhibit 25.2 to the Registrant’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-131888), filed with the Commission on February 6, 2007).

*	To be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated by reference herein.